The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

94583
4650 Norris Canyon Road, San Ramon, CA (Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Giga-tronics Incorporated (the “Company”) on February 16, 2015, entered into a Securities Purchase Agreement and an Investor Rights Agreement with Alara Capital AVI II, LLC (“Alara”). Alara is currently the largest beneficial owner of the Company’s equity securities.

Pursuant to the Securities Purchase Agreement, Alara agreed to exercise 824,435 of its existing warrants to purchase common stock, all of which had an exercise price of $1.43 per share. Gross cash proceeds to the Company from the exercise of the existing warrants are approximately $1,179,000. As part of the consideration for this exercise and pursuant to the terms of the Securities Purchase Agreement, the Company issued to Alara new Warrants to Purchase Common Stock (the “New Warrants”) for an additional 898,634 shares of the Company’s common stock at an exercise price of $1.78 per share. The exercise price under the New Warrants may be paid in cash or through a net share settlement. The purchase price for the New Warrants was $112,329, or $0.125 per share. The term of the New Warrants is five years.

Under the Investor Rights Agreement, the Company has agreed to file within three months a registration statement with the Securities and Exchange Commission with respect to the resale of shares of the Company’s common stock that Alara now holds, that it may acquire upon exercise of the New Warrants or that it may acquire upon conversion of shares of the Company’s preferred stock to common stock.

On January 23, 2013, the Company adopted a shareholder rights plan with American Stock Transfer & Trust Company, LLC, as rights agent (as amended to date, the “Rights Agreement”) that permitted Alara to beneficially own all shares of the Company’s common stock then beneficially owned by it without causing a triggering event under the Rights Agreement. In connection with the above agreements, the Company further amended the Rights Agreement on February 16, 2015 in order to provide that Alara remains an exempt person under the Rights Agreement after giving effect to the increase in its beneficial ownership of the Company as a result of the above transactions.

The foregoing discussion is qualified in its entirety by reference to the Securities Purchase Agreement dated February 16, 2015 filed as Exhibit 10.1 to this Current Report on Form 8-K, including the exhibits thereto, the Investor Rights Agreement dated February 16, 2015 filed as Exhibit 10.2 to this Current Report on Form 8-K, the Warrant to Purchase 898,634 Shares of Common Stock of the Company dated February 16, 2015 filed as Exhibit 10.3 to this Current Report on Form 8-K and Amendment No. 2 to Rights Agreement dated February 16, 2015 filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 3.01     Notice of Delisting and Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company has previously reported that the Nasdaq Stock Market issued a notification letter to the Company on February 12, 2014 regarding the initiation of proceedings to delist the Company’s common stock from the Nasdaq Capital Market for failure to comply with the minimum shareholders’ equity requirement of $2,500,000 under Nasdaq Rule 5550(b)(1). The Company’s current deadline to regain compliance with this continued listing rule was February 16, 2015. On February 16, 2015, the Company and Alara entered into the transactions described above in Item 1.01 of this Current Report on Form 8-K.

As a result of receipt of the proceeds of these transactions, the Company’s shareholders’ equity (unaudited) exceeds $2,500,000. The Company believes that this increase in its shareholders’ equity has caused it to achieve compliance with the Nasdaq listing rule that was the basis for the delisting proceeding.

The Company has been in communication with Nasdaq about the status of this transaction and its effort to regain compliance order to retain a Nasdaq Capital Market listing for its common stock. No assurance can be given that Nasdaq will agree that the Company has regained compliance, or has regained compliance within the time allowed, in order to retain its Nasdaq listing. If the Company’s common stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its common stock would commence trading on the OTCQB marketplace shortly thereafter.

As of the date of this report, Nasdaq has not advised the Company whether the increase in shareholders’ equity reported above is sufficient or timely to regain compliance with Nasdaq’s listing rules.

Item 3.02 Unregistered Sales of Equity Securities.

On February 16, 2015, the Company issued 824,435 shares of its common stock upon Alara’s exercise of existing warrants and sold New Warrants for the purchase of an additional 898,634 shares of the Company’s common stock in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act and corresponding provisions of state securities or “blue sky” laws. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information regarding the amendment to Rights Agreement set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

The foregoing discussion is qualified in its entirety by reference to the Amendment No. 2 to Rights Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2015	GIGA-TRONICS INCORPORATED

	By:	/s/	John R. Regazzi
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amendment No. 2 to Rights Agreement dated February 16, 2015 between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent
10.1	Securities Purchase Agreement dated February 16, 2015, between the Company and Alara Capital AVI II, LLC
10.2	Investor Rights Agreement dated February 16, 2015, between the Company and Alara Capital AVI II, LLC
10.3	Warrant to Purchase 898,634 Shares of Common Stock dated February 16, 2015, between the Company and Alara Capital AVI II, LLC